Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frontier Communications Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-188440, 333-159508, 333-151247, 333-151248, 333-151245, 333-142636, 333-91054, 333-71821, 333-71597, 333-71029, 333-61432, 33-54376, 33-48683, 33-42972, 333-203625, and 333-217845 on Form S-8 of Frontier Communications Corporation of our reports dated March 3, 2021, with respect to the consolidated balance sheets of Frontier Communications Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Frontier Communications Corporation.

Our report on the consolidated financial statements dated March 3, 2021 contains an explanatory paragraph that states the Company has filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

 /s/  KPMG LLP

Stamford, Connecticut

March 3, 2021